Exhibit 99.1

Exactech Q3 Revenue Up 27% to $37.9M; Net Income $2.1M

YTD Revenue Up 33% to $121.4M

GAINESVILLE, Fla. – Oct. 28, 2008 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that revenue for the third quarter of 2008 increased 27% to $37.9 million from $30.0 million in the third quarter of 2007. Diluted earnings per share for the quarter were $0.16 based on net income of $2.1 million. This compares with net income of $2.5 million or $0.21 diluted EPS a year ago. As previously announced, the net income includes pre-tax legal expenses and costs of $1.2 million related to the ongoing Department of Justice inquiry.

Third Quarter Highlights and Segment Performance

•	Third quarter revenue increased 27% to $37.9 million

•	Revenue growth, excluding acquisitions and distribution terminations, was 21%

•	Excluding DOJ inquiry legal expenses, net income increased 15% to $2.9 million

•	Knee implant revenue increased 16% to $16.6 million

•	Organic hip implant revenue increased 8% to $5.5 million

•	Biologic services revenue increased 12% to $4.7 million

•	Shoulder implant revenue increased 73% to $4.2 million

•	Other revenue of $6.9 million included $1.4 million for spine products and revenue from the acquired French distributor

For the first nine months of 2008, revenue was $121.4 million, an increase of 33% over $91.1 million for the comparable period last year. Net income for the first nine months of 2008 was up 38% at $8.0 million compared to $5.8 million for the first nine months of 2007 including all DOJ related legal expenses year to date. Diluted EPS was $0.63 for the first nine months of 2008 as compared to $0.49 for the first nine months of 2007.

Exactech Chairman and CEO Bill Petty said, “We were pleased with our operating performance as characterized by the 27% growth in revenue during the quarter, but legal expenses and costs related to the ongoing DOJ investigation negatively impacted our net

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income. We are cooperating fully with the DOJ in its investigation. Overall the organic growth of our business continues to be healthy. We have reason to feel positive about the future because of market acceptance of our growing line of products and because of the strong pipeline of new products.”

Exactech President David Petty said, “U.S. sales grew 7% to $26.3 million from $24.6 million in the comparable quarter in 2007. Excluding the Link U.S. distribution termination, domestic sales increased 15%. Our international business continued the strong performance with third quarter sales increasing 116% to $11.6 million from $5.4 million in the third quarter of 2007. Excluding the impact of our French distributor acquisition, international sales increased 70% during the quarter. International sales for the quarter represented 31% of total sales, compared with 18% in the same quarter last year.”

Chief Financial Officer Jody Phillips said, “Gross margin percentage for the quarter decreased to 63.9% compared to 66.5% for the comparable quarter last year which was consistent with our expectations due to the impact of international business. Total operating expenses in the quarter were $20.3 million, up 29% from $15.7 million in the comparable quarter last year. The significant increase in operating expenses was primarily due to the addition of the distribution costs from acquisitions and higher legal expenses.”

Looking forward, the company said it anticipates revenue for the fourth quarter ending December 31, 2008 to be in the range of $37 million to $40 million and diluted EPS in the range of $0.23 to $0.25 excluding DOJ related expenses. For 2009, the company is releasing its initial targets for revenue in the range of $184 million to $194 million and for diluted EPS of $1.06 to $1.14 excluding DOJ related expenses. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

Exactech will hold a conference call on Wednesday, October 29 at 10:00 a.m. Eastern Time. To participate in the call, dial 1-800-762-8779 any time after 9:50 a.m. Eastern on October 29. International and local callers should dial 1-480-248-5081. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=00005750 A podcast will be available approximately one hour after the event ends and can be accessed at http://viavid.net/mp3/00005750.mp3. Both will be archived for approximately 30 days.

The financial statements follow.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 30 markets in

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Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: exactech@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited)	(audited)
	September 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,863	$2,038
Accounts receivable, net of allowances of $1,197 and $663	32,006	23,106
Prepaid expenses and other assets, net	1,970	1,185
Income taxes receivable	1,337	27
Inventories	58,640	44,201
Deferred tax assets	449	306

Total current assets	98,265	70,863

PROPERTY AND EQUIPMENT:
Land	1,234	1,140
Machinery and equipment	20,941	17,364
Surgical instruments	36,139	29,165
Furniture and fixtures	2,695	2,366
Facilities	13,549	12,312
Projects in process	1,395	609

Total property and equipment	75,953	62,956
Accumulated depreciation	(30,968)	(26,649)

Net property and equipment	44,985	36,307

OTHER ASSETS:
Notes receivable – related party	—	4,394
Deferred financing and deposits, net	2,069	1,041
Other investments	1,172	(37)
Product licenses and designs, net	7,703	1,355
Patents and trademarks, net	2,334	2,184
Goodwill	7,893	352

Total other assets	21,171	9,289

TOTAL ASSETS	$164,421	$116,459

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,582	$9,423
Income taxes payable	—	103
Accrued expenses and other liabilities	5,831	5,995
License fee payable	1,233	—
Current portion of long-term debt	1,485	1,646

Total current liabilities	23,131	17,167

LONG-TERM LIABILITIES:
Deferred tax liabilities	1,996	2,505
Line of credit	12,423	—
Long-term debt, net of current portion	8,104	9,025
Other long-term liabilities	680	124

Total long-term liabilities	23,203	11,654

Total liabilities	46,334	28,821

SHAREHOLDERS’ EQUITY:
Common stock	127	116
Additional paid-in capital	50,603	27,388
Accumulated other comprehensive income (loss), net of tax	(817)	(57)
Retained earnings	68,174	60,191

Total shareholders’ equity	118,087	87,638

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$164,421	$116,459

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended September 30,		Nine Month Periods Ended September 30,
	2008	2007	2008	2007
NET SALES	$37,934	$29,985	$121,420	$91,140

COST OF GOODS SOLD	13,708	10,056	44,830	32,677

Gross profit	24,226	19,929	76,590	58,463

OPERATING EXPENSES:
Sales and marketing	11,775	9,826	37,343	28,241
General and administrative	4,630	2,405	12,875	8,311
Research and development	2,086	2,037	7,028	5,747
Impairment loss	—	—	—	1,519
Depreciation and amortization	1,800	1,476	5,412	4,491

Total operating expenses	20,291	15,744	62,658	48,309

INCOME FROM OPERATIONS	3,935	4,185	13,932	10,154

OTHER INCOME (EXPENSE):
Interest income	6	98	9	252
Other income	—	—	485	—
Interest expense	(210)	(330)	(809)	(1,097)
Foreign currency exchange gain (loss)	(23)	(4)	(75)	(52)

Total other expenses	(227)	(236)	(390)	(897)

INCOME BEFORE INCOME TAXES	3,708	3,949	13,542	9,257

PROVISION FOR INCOME TAXES	1,571	1,351	5,461	3,187

INCOME BEFORE EQUITY IN NET LOSS OF OTHER INVESTMENTS	2,137	2,598	8,081	6,070

EQUITY IN NET LOSS OF OTHER INVESTMENTS	—	(113)	(98)	(292)

NET INCOME	$2,137	$2,485	$7,983	$5,778

BASIC EARNINGS PER SHARE	$0.17	$0.22	$0.65	$0.50

DILUTED EARNINGS PER SHARE	$0.16	$0.21	$0.63	$0.49

SHARES – BASIC	12,672	11,544	12,191	11,559

SHARES – DILUTED	13,158	11,789	12,657	11,808

Adjusted net income to exclude the effect of DOJ related expenses:
Net Income	$2,137	$2,485
Adjustments for DOJ related expenses:
DOJ related expenses, pre-tax	1,205	—
Income tax benefit	477	—

	728	—

Adjusted net income - excluding DOJ related expense	$2,865	$2,485

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EXACTECH INC.